Exhibit 5.5

K&L GATES LLP

420 L STREET, SUITE 400

ANCHORAGE, AK 99501-1971

T +1 907 276 1969    F +1 907 865 2443  klgates.com

April 3, 2014

Erickson Incorporated

5550 SW Macadam Avenue, Suite 200

Portland Oregon 97239

Ladies and Gentlemen:

We have acted as special Alaska counsel to Erickson Transport, Inc. in connection with certain matters related to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for the registration of $375,000,000 aggregate principal amount of 8.25% Second Priority Senior Secured Notes Due 2020 (the “Notes”) to be issued by Erickson Incorporated, a Delaware corporation, formerly known as Erickson Air-Crane Incorporated (the “Company”), under an Indenture (the “Indenture”), dated as of May 2, 2013, between the Company, the guarantors parties thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), and the related guarantees of the Notes (the “Guarantees”). Under the terms of the Indenture, Erickson Transport, Inc. (a “Guarantor”), has issued the Guarantees.

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”: (i) the Registration Statement, (ii) the Indenture and (iii) the Guarantees.

References in this opinion letter to our knowledge mean a conscious awareness of facts by any of the lawyers currently with this firm who have given substantive attention to legal representation of the Guarantor in matters relating directly to the Transaction Documents.

In connection with rendering the opinions set forth below, we have examined the Transaction Documents, the Articles of Incorporation and Bylaws of the Guarantor and the resolutions of the directors of the Guarantor authorizing the execution and delivery of, and the performance of the obligations under, the Guarantees by the Guarantor, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions; we have also examined and relied on a certificate of an officer of the Guarantor (the “Fact Certificate”). We have not independently established any of the facts so relied on.

We have made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and

Erickson Incorporated

complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes in the facts certified in the Fact Certificate have occurred or will occur after the date of the Fact Certificate. We have further assumed the legal capacity of natural persons, and we have assumed that each party to each Transaction Document (other than the Guarantor) has the legal capacity and has satisfied all legal requirements that are applicable to that party to the extent necessary to make that Transaction Document enforceable against that party. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the State of Alaska. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the laws of any county, municipality or other political subdivision or any local governmental agency or authority.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1. The Guarantor is a corporation in good standing under the laws of the State of Alaska, based solely upon a Certificate of Compliance with respect to the Guarantor issued by the Commissioner of the Department of Commerce, Community and Economic Development of the State of Alaska dated April 2, 2014.

2. The Guarantor (a) has the corporate power to create, execute and deliver, and to perform its obligations under, the Guarantees, (b) has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, the Guarantees, and (c) has duly executed and delivered the Guarantees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Covington & Burling LLP, as counsel to the Company in connection with the filing of the Registration Statement and the issuance of the Securities, may rely on this opinion, as if it were addressed to such counsel and delivered to such counsel today, solely in connection with the delivery of such counsel’s opinion as to the legality of the Securities, pursuant to Item 601 of Regulation S-K under the Securities Act. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP

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